Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-120142, 333-152943, 333-159219, and 333-188436) and the Registration Statements on Form S-3 (File Nos. 333-127585, 333-195857, and 333-199677) of Kite Realty Group Trust and in the related Prospectuses of our report dated March 10, 2015 with respect to the consolidated financial statements of Kite Realty Group, L.P. and subsidiaries included in this Current Report (Form 8-K) filed on March 11, 2015 with the Securities and Exchange Commission.

/s/ Ernst and Young LLP
Indianapolis, Indiana
March 11, 2015